EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Brent L. Peters, Chairman of the Board, President and Chief Executive Officer
Telephone Number: 610-965-5959
E-mail: blpeters@eastpennbank.com

EAST PENN FINANCIAL CORPORATION ANNOUNCES THE
PAYMENT OF AN INCREASED SEMI-ANNUAL CASH DIVIDEND FOR 2007

(January 22, 2007) - EMMAUS, PA - East Penn Financial Corporation (NASDAQ Capital Market: EPEN) announced that its Board of Directors approved the payment of a semi-annual cash dividend for 2007. The first of the two dividend payments for 2007 will be $0.12 per share on common stock and payable February 28, 2007 to all shareholders of record as of February 2, 2007.

Brent L. Peters, Chairman of the Board, President and Chief Executive Officer, stated “the Company began paying its shareholders a cash dividend seven years ago and has consistently increased the amount of the dividend year over year. This year is no exception. We are proud to provide continued value to our shareholders by increasing this year’s semi-annual cash dividend by an additional $0.01 per share, which is 9.1% higher than the $0.11 per share dividend paid during the same period in 2006.”

East Penn Financial Corporation, with assets of approximately $439 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank. The Bank, which is currently celebrating its 15th anniversary, serves the Lehigh Valley primarily through its 9 branch locations. Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.